SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), February 28, 2005

MANUGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22154	52-1469385
(Commission File Number No.)	(IRS Employer Identification No.)

9715 Key West Avenue
Rockville, Maryland 20850

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(301) 255-5000

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is an amendment to our Current Report on Form 8-K filed on March 4, 2005 (the "Original Form 8-K").  The purpose of this amendment is to correct two typographical errors in Item 1.01 of the Original Form 8-K.  We are restating Item 1.01 in its entirety.

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On February 28, 2005, Manugistics Group, Inc. (the “Company”) entered into a separation agreement (the “Agreement”) with Jeffrey L. Holmes, setting forth the terms of Mr. Holmes resignation as Executive Vice President and President, Worldwide Sales Operations effective February 28, 2005 at the close of business and a consultancy arrangement for a period of two years.

Agreement

Under the terms of the Agreement, the Company will pay Mr. Holmes over a twenty-six week period (the “Severance Period”) at regular payroll intervals, severance payments equal to twenty-six week’s base salary.  During the Severance Period, the Company also has agreed to: continue the insurance policy in the amount of $700,000.00 on Mr. Holmes life, pay for the preparation and filing of Mr. Holmes’ tax returns for 2004, reimburse Mr. Holmes for up to $1,800.00 for the cost of one comprehensive physical exam for Mr. Holmes to be performed at any time during the Severance Period, all benefits as in effect on February 28, 2005, reimburse Mr. Holmes for up to $1,000.00 for the cost of new life insurance premiums on policies he obtains on his life to provide coverage during the Severance Period, and to pay for Mr. Holmes’ continuation of health insurance coverage under COBRA.  All such payments and benefits shall cease if Mr. Holmes takes employment during the Severance Period.

In addition, under the terms of the Agreement, Mr. Holmes’ restricted stock and stock options granted under the Company’s plans continue to vest and become exercisable during the Severance Period.  Following the Severance Period, stock options vested on the last day of the Severance Period will continue to be exercisable for a period of thirty (30) days, subject to any contrary terms of the plans under which they were granted.

Under the terms of the Agreement, the Company has also agreed to reimburse Mr. Holmes for rent of $1,490.00 per month from March 1, 2005 through June 22, 2005.

The Agreement also provides for: a prohibition on disparaging comments by either party; a continuation of Mr. Holmes’s rights of indemnification under state or other law, the charter, articles or bylaws of the Company, and any insurance policy providing director and officer coverage, as in effect from time to time; except for the foregoing indemnification rights, a full release of claims by Mr. Holmes; and certain restrictions on the solicitation of Company employees, business, customers and the taking of employment with or providing services to customers and certain systems integrators or competitors of the Company.

The Agreement also provides that Mr. Holmes is entitled to receive 1% of the Net License Revenue (as defined below) and 1% of the maintenance revenue received from certain key deals agreed to between the parties: provided that the transaction closes on or before February 28, 2006; and provided further that Mr. Holmes provides demonstrable efforts and makes himself available to support the Company’s efforts to close the transactions and complies with the terms of the Agreement.  Upon the written agreement of the parties, additional key deals may be agreed to under which Mr. Holmes will be entitled to receive a commission of 2.5% of Net License Revenue received.

The Agreement also appoints Mr. Holmes as a non-exclusive agent of the Company for a period of two years in territories to be agreed upon by the parties in writing with respect to the Company’s government, aerospace and defense business.  Under this arrangement, Mr. Holmes is required to submit a written proposal for approval by the Company.  Mr. Holmes is entitled to receive thirty percent (30%) of the Net License Revenue received from any proposal accepted by the Company.

For purposes of the Agreement, Net License Revenue means license revenue less royalties, agency fees, and any amounts the Company is required to spend on research and development for the covered transaction.

Mr. Holmes has also agreed to assist the Company after the separation date in supporting the Company’s government, aerospace and defense group for no extra compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUGISTICS GROUP, INC. (Registrant)

Dated: March 7, 2005	By	/s/ Raghavan Rajaji

Raghavan Rajaji
Executive Vice President and
Chief Financial Officer